Exhibit 10.1

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of March 22, 2010 between Clear Skies Solar, Inc., a Delaware corporation (the “Company”), and Harvey Kesner (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain SEC related legal services in connection with their business (the “’34 Act Work”) on a fixed fee basis, and the Consultant has agreed to provide the Company with the ’34 Act Work; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered in satisfaction of the monthly fixed fee;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.

The Company shall issue to the Consultant, as consideration for the ’34 Act Work, $12,000 worth of the Company’s Common Stock, par value $0.001 per share, each month for the twelve month period beginning on April 1, 2010 (the “Shares”).  The Shares to be issued shall be valued at 75% of the ten (10) day trading average closing price prior to the first of each month and shall be delivered within ten (10) business days following the first of each month.

2.

The Company shall register 1,200,000 shares of its common stock on a Form S-8 to cover the issuances under this Compensation Agreement.  The registration statement shall be filed promptly following the execution of this Compensation Agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the parties as of the date first above written.

CONSULTANT

/s/ Harvey Kesner

Harvey Kesner

The Company:

CLEAR SKIES SOLAR, INC.

By: /s/ Ezra Green

      Ezra Green

      Chief Executive officer